United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

                      October 6, 2014 (October 6, 2014)

Date of Report (Date of earliest event reported)

Overseas Shipholding Group, Inc.

(Exact Name of Registrant as Specified in Charter)

            1-6479-1

Commission File Number

Delaware	13-2637623
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1301 Avenue of the Americas

           New York, New York  10019

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 953-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.     Other Events.

Overseas Shipholding Group, Inc. (the “Company”) currently expects to recognize certain tax benefits in the third quarter of 2014. As a result of the Company’s emergence from bankruptcy and the repayment and termination of certain loan agreements, the Company plans to release certain deferred tax liabilities previously established with respect to undistributed earnings of our foreign subsidiaries, and to make certain other adjustments to reserves related to uncertain tax positions for years that are considered closed as a result of the Bankruptcy Court’s order confirming the Company’s reorganization plan. Collectively, these items would result in a net income tax benefit in the third quarter of 2014, which the Company currently estimates will be approximately $60 million.

In addition, the Company currently plans to treat certain payments made by Overseas Shipholding Group, Inc. in connection with the Company’s emergence from bankruptcy in August 2014 as having been made in its capacity as guarantor of the obligations of subsidiaries of OSG International, Inc., a wholly owned subsidiary of the Company incorporated in the Marshall Islands, arising under certain loan agreements and deductible for U.S. income tax purposes. In connection with these payments, the Company would reflect the recognition of tax benefits in the three and nine months ended September 30, 2014 in an amount up to $120 million. Due to significant uncertainty as to whether the Internal Revenue Service (“IRS”) will agree with the Company’s position on the deductibility of those payments, or instead take the view that those payments gave rise to a non-deductible capital contribution, the Company currently plans to record a reserve in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 740 against those amounts in an amount up to the aforementioned $120 million. Management is utilizing significant judgment in applying the recognition requirements of ASC 740.

All of these estimates are subject to revisions, which could be material, as a result of the finalization of the Company’s accounts for the three and nine months ended September 30, 2014. In addition, certain of these items may be subject to audit and material adjustment by the IRS.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERSEAS SHIPHOLDING GROUP, INC.
(Registrant)

Date: October 6, 2014	By	/s/ Captain Ian T. Blackley
Name: Captain Ian T. Blackley Title: Senior Vice President and Chief Financial Officer